TIMET DECLARES DIVIDEND ON 6-3/4% SERIES A PREFERRED STOCK AND SUSPENDS REGULAR QUARTERLY COMMON STOCK DIVIDEND

DALLAS, TEXAS . . . February 19, 2009 . . . Titanium Metals Corporation (“TIMET”) (NYSE:  TIE) announced today that its board of directors has declared a quarterly dividend of $0.84375 per share on its 6-3/4% Series A Preferred Stock, payable on March 18, 2009 to stockholders of record as of the close of business on March 4, 2009.  TIMET also announced that its board of directors suspended TIMET’s regular quarterly dividend of $.075 per share on its Common Stock.

Steven L. Watson, Chief Executive Officer of TIMET, said, “TIMET is in a very strong financial position, with no debt and significant positive cash flow and other sources of liquidity. The regular quarterly dividend was suspended after considering the current economic and financial environment. We believe it is in the best interests of the Company and its stockholders to enhance our financial strength, which will allow us to continue to invest in our business and take advantage of potential opportunities in the titanium metals industry, including acquisitions, long-term partnering arrangements, joint ventures or other strategic opportunities. It will also give us additional flexibility to repurchase shares of our common stock under our previously announced repurchase programs, without sacrificing our ability to pursue other opportunities in the titanium metals industry. The declaration and payment of future dividends will be dependent upon the board’s consideration of TIMET’s cash requirements, contractual requirements, strategic plans and other factors deemed relevant by the board of directors.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information.  Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “will,” “should,” “could,” “anticipates,” “expects,” “estimates” or comparable terminology or by discussions of strategy or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium metals and commercial aerospace industries, global economic and political conditions, changes in global productive capacity, the performance of TIMET, its customers and suppliers under long-term agreements, changes in customer inventory levels, changes in product pricing and costs, changes in foreign currency exchange rates, availability of raw materials, competitive products, strategies and technologies, operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the outcome of litigation and other risks and uncertainties detailed in the TIMET’s U.S. Securities and Exchange Commission filings.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  TIMET disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

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